Exhibit 99.1

 Montpelier Re Holdings Ltd. Raises $100 Million in Trust Preferred Transaction

     HAMILTON, Bermuda--(BUSINESS WIRE)--Jan. 6, 2006--Montpelier Re Holdings Ltd. (NYSE: MRH) announced today that it has raised $100 million through a private sale of trust preferred securities. The trust preferred securities were issued by a newly formed statutory trust, Montpelier Capital Trust III, which is wholly-owned by the Company.
     The securities have a fixed rate of interest equal to 8.55% per annum through March 30, 2011, and thereafter a floating interest rate of 3-month LIBOR plus 380 basis points, reset quarterly. The securities mature on March 30, 2036, and may be called at par by the Company at any time after March 30, 2011.
     Anthony Taylor, Chairman and Chief Executive, said, "With this most recent step Montpelier's total capital rises to over $1.4 billion. Including Blue Ocean and Rockridge, we are now underwriting in respect of approximately $1.7 billion in total capital."
     "I believe that we are well positioned to capitalize on the favorable opportunities we expect to see in our core business lines during 2006."
     The trust preferred securities will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     Montpelier Re Holdings Ltd., through its operating subsidiary Montpelier Reinsurance Ltd., is a premier provider of global property and casualty reinsurance and insurance products. During the 9 months ended September 30, 2005, Montpelier underwrote $872 million in gross premiums written. Shareholders' equity at September 30, 2005 was $1.1 billion. Additional information can be found in Montpelier's public filings with the Securities and Exchange Commission.

     Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

     This press release contains, and Montpelier may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Montpelier's control, that could cause actual results to differ materially from such statements. In particular, statements using words such as "may," "should," "estimate," "expect," "anticipate," "intend," "believe," "predict," "potential," or words of similar import generally involve forward-looking statements.

     Important events and uncertainties that could cause the actual results, future dividends or future repurchases to differ include, but are not necessarily limited to: market conditions affecting Montpelier's common share price; our short operating and trading history; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the estimates reported by syndicates under existing qualifying quota share contracts; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; the possibility of severe or unanticipated losses from natural or man-made catastrophes, including Hurricanes Katrina, Rita and Wilma; evolving interpretive issues with respect to coverage as a result of Hurricanes Katrina, Rita and Wilma; the effectiveness of our loss limitation methods; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; the total industry losses resulting from Hurricanes Katrina, Rita and Wilma; the actual number of our insureds incurring losses from these storms; the limited actual loss reports received from our insureds to date; the impact of these storms on our reinsurers; the amount and timing of reinsurance recoverables and reimbursements actually received by us from our reinsurers; the overall level of competition, and the related demand and supply dynamics, in our markets relating to growing capital levels in the reinsurance industry, declining demand due to, among other things, increased retentions by cedants, and other factors; market acceptance of Blue Ocean's underwriting capacity without a financial strength rating from an independent rating agency; the impact of terrorist activities on the economy; and rating agency policies and practices. Montpelier's forward-looking statements concerning market fundamentals could be affected by changes in demand, pricing and policy term trends and competition. These and other events that could cause actual results to differ are discussed in detail in "Risk Factors" under Item 8.01 of Montpelier's Current Report on Form 8-K filed on September 27, 2005 with the Securities and Exchange Commission.

     Montpelier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

    CONTACT: Montpelier Re Holdings Ltd.
             Keil Gunther, 441-297-9570